Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES FOURTH QUARTER AND YEAR ENDED 2018 FINANCIAL RESULTS

Atlanta, Georgia February 14, 2019 -- Ciner Resources LP (NYSE: CINR) today reported its financial and operating results for the fourth quarter and year ended December 31, 2018.
Fourth Quarter and Year Ended 2018 Financial Highlights:

•	Net sales of $132.2 million increased 2.9% over the prior-year fourth quarter; year-to-date net sales of $486.7 million decreased 2.1% over the prior-year.

•
Net income of $28.6 million increased 5.1% over the prior-year fourth quarter; year-to-date net income of $103.0 million, including a $27.5 million litigation settlement gain, increased 19.2% over the prior-year.

•
Adjusted EBITDA of $37.0 million increased 6.0% over the prior-year fourth quarter; year-to-date Adjusted EBITDA of $136.5 million, including a $27.5 million litigation settlement gain, increased 13.7% over the prior-year.

•
Basic and diluted earnings per unit of $0.70 for the quarter increased 4.5% and 6.1% over the prior-year fourth quarter of $0.67 and $0.66; full year basic and diluted earnings per unit of $2.48, including a $27.5 million litigation settlement, increased 19.2% and 19.8% over the prior-year.

•	Quarterly distribution declared per unit of $0.567 remained flat compared to each of the prior-year quarter.

•
Net cash provided by operating activities for the quarter of $30.8 million decreased 9.7% over prior-year fourth quarter; year-to-date net cash provided by operating activities of $162.2 million increased by 104.5% over the prior-year.

•
Distributable cash flow for the quarter of $13.9 million was down 4.8% compared to the prior-year fourth quarter, full year distributable cash flow of $58.4 million was up 12.3% over the prior year. The distribution coverage ratio was 1.22: 1.00 and 1.28: 1.00 for the three months ended December 31, 2018 and 2017, respectively; and 1.28: 1.00 and 1.14: 1.00 for the twelve months ended December 31, 2018 and 2017.

Kirk Milling, CEO, commented: “Coming off two difficult quarters where we experienced lower ore grade and an unplanned extended outage, I’m proud our team persevered and finished the year on a high note.  We set a new quarterly record of 709k tons produced. This represents a 2.5% improvement in overall production compared to Q4 2017 primarily driven by better ore quality and improving equipment reliability.  Although we experienced better than expected international pricing, increasing maintenance capital expenditure costs caused a 4.8% decline in DCF compared to last year.”

“As we look ahead to 2019, we are increasing our maintenance capital to $25 million for the year.  While this will have some near term impact on our DCF, our goal is to improve the reliability and sustainability of our production volumes which ultimately drives more consistency in our DCF. Higher trending production volumes coupled with improving global pricing leads us to anticipate continued improvement in our operating performance for the year.”

2019 Outlook:

•	We expect our total volume sold to increase 2% to 4%.

•	We expect domestic volume to decrease by 140,000 to 160,000 short tons.

•	We expect domestic pricing to be up 5% to 7%.

•	We expect international prices to be up 2% to 4%.

•	Maintenance of business capital expenditures are planned to be in the range of $23 to $27 million.

•	Expansion capital expenditures are planned to be in the range of $35 to $40 million.

Financial Highlights	Three Months Ended December 31,			Year Ended December 31,
(Dollars in millions, except per unit amounts)	2018	2017	% Change	2018	2017	% Change

Soda ash volume produced (millions of short tons)	0.709	0.692	2.5%	2.613	2.667	(2.0)%
Soda ash volume sold (millions of short tons)	0.704	0.707	(0.3)%	2.613	2.705	(3.4)%
Net sales	$132.2	$128.5	2.9%	$486.7	$497.3	(2.1)%
Net income	$28.6	$27.2	5.1%	$103.0	$86.4	19.2%
Net income attributable to Ciner Resources LP	$14.0	$13.3	5.3%	$49.9	$41.6	20.0%
Earnings per Limited Partner Unit	$0.70	$0.67	4.5%	$2.48	$2.08	19.2%
Adjusted EBITDA (1)	$37.0	$34.9	6.0%	$136.5	$120.1	13.7%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$18.5	$17.6	5.1%	$68.2	$59.7	14.2%
Net cash provided by operating activities	$30.8	$34.1	(9.7)%	$162.2	$79.3	104.5%
Distributable cash flow attributable to Ciner Resources LP(1)	$13.9	$14.6	(4.8)%	$58.4	$52.0	12.3%
Distribution coverage ratio (1)	1.22	1.28	(4.7)%	1.28	1.14	12.3%
(1)See non-GAAP reconciliations
Three Months Ended December 31, 2018 compared to Three Months Ended December 31, 2017
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended December 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2018	2017
Domestic	$57.8	$47.7	21.2%
International	$74.4	$80.8	(7.9)%
Total net sales	$132.2	$128.5	2.9%
Sales volumes (thousands of short tons):
Domestic	260.3	217.6	19.6%
International	444.1	489.1	(9.2)%
Total soda ash volume sold	704.4	706.7	(0.3)%
Average sales price (per short ton):
Domestic	$222.05	$219.21	1.3%
International	$167.53	$165.20	1.4%
Average	$187.68	$181.83	3.2%
Percent of net sales:
Domestic sales	43.7%	37.1%	17.8%
International sales	56.3%	62.9%	(10.5)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	37.0%	30.8%	20.1%
International volume	63.0%	69.2%	(9.0)%
Total percent of volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 2.9% to $132.2 million for the three months ended December 31, 2018 from $128.5 million for the three months ended December 31, 2017, driven by an increase in average sales prices of 3.2%, and partially offset by a slight decrease in soda ash volumes sold of 0.3%. The increase in sales prices is primarily driven by a shift in our sales mix between domestic and international sales volumes compared to the prior year fourth quarter in addition to a higher American Natural Soda Ash Corporation (“ANSAC”) sales price during the three months ended December 31, 2018.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs increased 1.8% to $96.9 million for the three months ended December 31, 2018 compared to $95.2 million for the three months ended December 31, 2017. The increase in our cost of products sold for the three months ended December 31, 2018 compared to the prior year fourth quarter was primarily driven by an increase in freight costs of 6.3% to $36.9 million for the three months ended December 31, 2018, compared to $34.7 million for the three months ended December 31, 2017 due to mix of domestic versus international volumes sold in the current quarter.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 3.4% to $5.6 million for the three months ended December 31, 2018, compared to $5.8 million for the three months ended December 31, 2017. The decrease was primarily driven by lower selling and administrative fees relating to our affiliate, ANSAC, during the three months ended December 31, 2018.
Operating income. As a result of the foregoing, operating income increased 8.0% to $29.7 million for the three months ended December 31, 2018, compared to $27.5 million for the three months ended December 31, 2017.
Net income. As a result of the foregoing, net income increased 5.1% to $28.6 million for the three months ended December 31, 2018, compared to $27.2 million for the three months ended December 31, 2017.

Year Ended December 31, 2018 compared to Year Ended December 31, 2017
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Year Ended December 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2018	2017
Domestic	$233.4	$192.8	21.1%
International	253.3	304.5	(16.8)%
Total net sales	$486.7	$497.3	(2.1)%
Sales volumes (thousands of short tons):
Domestic	1,057.1	877.4	20.5%
International	1,556.1	1,828.0	(14.9)%
Total soda ash volume sold	2,613.2	2,705.4	(3.4)%
Average sales price (per short ton):
Domestic	$220.79	$219.74	0.5%
International	$162.78	$166.58	(2.3)%
Average	$186.25	$183.82	1.3%
Percent of net sales:
Domestic sales	48.0%	38.8%	23.7%
International sales	52.0%	61.2%	(15.0)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	40.5%	32.4%	25.0%
International volume	59.5%	67.6%	(12.0)%
Total percent of volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales decreased by 2.1% to $486.7 million for the twelve months ended December 31, 2018 from $497.3 million for the twelve months ended December 31, 2017, driven by a decrease in soda ash volumes sold of 3.4% primarily as a result of unexpected equipment repairs needed, which were resolved during our second quarter as well as lower production volume in the third quarter primarily due to ore grade degradation. The decrease in international sales prices was driven by the absence of international sales to Ciner Ic ve Dis Ticaret Anonim Sirket (“CIDT”) in 2018. During 2017, international average sales prices reflected the increase in freight costs driven by export sales volume to CIDT.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, decreased slightly to $383.4 million for the twelve months ended December 31, 2018 from $383.8 million for the twelve months ended December 31, 2017, primarily due to a decrease in freight costs of 4.5% to $139.1 million for the twelve months ended December 31, 2018, compared to $145.7 million for the twelve months ended December 31, 2017. The decrease in freight costs was driven by no export sales volumes to CIDT during the twelve months ended December 31, 2018 compared to the prior year in addition to lower volumes sold compared to the prior year. The decrease in freight costs was partially offset by an increase in employee compensation, medical claims, as well as higher plant consulting fees, for the twelve months ended December 31, 2018 compared to the prior year.
Selling, general and administrative expenses. Our selling, general and administrative expenses increased 9.4% to $24.5 million for the twelve months ended December 31, 2018, compared to $22.4 million for the twelve months ended December 31, 2017. The primary drivers for the increase were higher annual selling and administrative fees relating to our affiliate, ANSAC, which directly correlates with the volume we sell to ANSAC; higher employee compensation expenses and higher expenses from our Enterprise Resource Planning (“ERP”) project.
Litigation settlement gain. During the twelve months ended December 31, 2018 we recognized $27.5 million gain related to the settlement of an action initially filed against Rocks Spring Royalty Company (“RSRC”) in 2016, related to royalty overpayment under Ciner Wyoming’s mineral exploration license with RSRC. The case was settled on June 28, 2018.
Operating income. As a result of the foregoing and primarily due to the litigation settlement, operating income increased by 18.8% to $106.3 million for the twelve months ended December 31, 2018, compared to $89.5 million for the twelve months ended December 31, 2017.
Net income. As a result of the foregoing, net income increased by 19.2% to $103.0 million for the twelve months ended December 31, 2018, compared to $86.4 million for the twelve months ended December 31, 2017.

RECENT DEVELOPMENTS

On November 9, 2018, we were informed that Ciner Resources Corporation (“Ciner Corp”) had delivered a notice to terminate its membership in ANSAC, a cooperative that serves as the primary international distribution channel for us as well as two other U.S. manufacturers of trona-based soda ash. The effective termination date is expected to be December 31, 2021. ANSAC was our largest customer for the years ended December 31, 2018, 2017 and 2016, accounting for 52.0%, 44.7% and 55.2%, respectively, of our net sales. Although ANSAC has been our largest customer for the years ended December 31, 2018, 2017, and 2016, we anticipate that the impact of such termination on our net sales, net income and liquidity will be limited. We made this determination primarily based upon the belief that, we will continue to be one of the lowest cost producers of soda ash in the global market that has historically seen demand for soda ash exceed supply of soda ash, and therefore we anticipate being able to find export customers regardless of market conditions. Between now and the termination date Ciner Corp will continue to have full ANSAC membership benefits and services. After the termination period, Ciner Corp will begin marketing soda ash directly into international markets which are currently being served by ANSAC and intend to utilize the distribution network that has already been established by the global Ciner Group. We believe by combining our volumes with Ciner Group’s soda ash exports from Turkey, our withdrawal from ANSAC will allow us to leverage the larger, global Ciner Group soda ash operations which we expect will eventually lower our cost position and improve our ability to optimize our market share both domestically and internationally. The ANSAC agreement provides that in the event an ANSAC member exits or the ANSAC cooperative is dissolved, the exiting members are obligated for their respective portion of the residual net assets or deficit of the cooperative. As of December 31, 2018, we have not recognized an asset or liability related to the exit from ANSAC as such an amount is not currently probable or estimable.

CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2018	2017	2018	2017
Capital Expenditures
Maintenance	$7.6	$4.2	$15.1	$11.1
Expansion	16.7	3.1	37.3	10.8
Total	$24.3	$7.3	$52.4	$21.9
Operating and Other Data:
Ore grade(1)	85.6%	87.7%	85.8%	88.4%
Ore to ash ratio(2)	1.52: 1.0	1.53: 1.0	1.54: 1.0	1.50: 1.0
(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

We are currently increasing maintenance capital expenditures at our Wyoming facility to both adequately maintain the physical assets and to increase our operating income and operational reliability. The increase in expansion capital expenditures during the year ended December 31, 2018 as compared to the same period ended 2017 is driven by starting phase one of our co-generation facility and the execution of our ERP implementation project. Looking ahead, we are evaluating our investment plans to not only improve the sustainability of our existing assets, but also to increase production levels up to at least 3 million tons per year. We intend to maintain our disciplined financial policy with a conservative capital structure. Improving operating performance should give us more flexibility to use a balanced approach of both operating cash flow and debt to fund these investments.
FINANCIAL POSITION AND LIQUIDITY
As of December 31, 2018, we had cash and cash equivalents of $10.2 million. In addition, we have approximately $126.0 million ($225.0 million, less $99.0 million outstanding) of remaining capacity under our revolving credit facility. As of December 31, 2018, our leverage and interest coverage ratios, as calculated per the Ciner Wyoming Credit Facility, were 0.70: 1.0 and 27.94: 1.0, respectively.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities increased to $162.2 million during the twelve months ended December 31, 2018 compared to $79.3 million of cash provided during the twelve months ended December 31, 2017, primarily driven by $28.4 million of working capital provided by operating activities during the twelve months ended December 31, 2018, compared to $37.8 million of working capital used in operating activities during the twelve months ended December 31, 2017. The $66.2 million increase in working capital provided by operating activities over the prior year was primarily due to the $28.2 million decrease in accounts receivable-affiliate in 2018 compared to a $37.7 million increase in 2017. The decline in accounts receivable-affiliate is primarily caused by the absence of CIDT sales in 2018 versus the prior year as our sales contract with CIDT terminated in 2017.
Cash provided by operating activities during the twelve months ended December 31, 2018 were offset by cash used in investing activities of $39.4 million for capital expenditures and cash used in financing activities during the twelve month period of $142.8 million. The cash used in financing activities during the twelve months ended December 31, 2018 was due to distributions paid of $92.1 million and net repayments of long-term debt of $50.4 million during the twelve months ended December 31, 2018 compared to the $50.3 million in net borrowings and debt issuance costs during the twelve months ended December 31, 2017.
Quarterly Distribution

On January 31, 2019, the Partnership declared its fourth quarter 2018 quarterly distribution of $0.567 per unit. This is consistent with the distribution declared during the fourth quarter of 2017. The quarterly cash distribution is payable on February 28, 2019 to unitholders of record on February 11, 2019.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call tomorrow, February 15, 2019 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 2398415. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 2398415, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC (“Ciner Wyoming”), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners L.P. (“NRP”) owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including ANSAC and CIDT, the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per unit data)	2018	2017	2018	2017
Net sales:
Sales—affiliates	$74.4	$80.8	$253.3	$304.5
Sales—others	57.8	47.7	233.4	192.8
Net sales	$132.2	$128.5	$486.7	$497.3
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	89.9	88.3	355.0	356.7
Depreciation, depletion and amortization expense	7.0	6.9	28.4	27.1
Selling, general and administrative expenses—affiliates	4.1	4.5	17.6	16.9
Selling, general and administrative expenses—others	1.5	1.3	6.9	5.5
Impairment and loss on disposal of assets, net	—	—	—	1.6
Litigation settlement gain	—	—	(27.5)	—
Total operating costs and expenses	102.5	101.0	380.4	407.8
Operating income	29.7	27.5	106.3	89.5
Other income (expenses):
Interest income	0.2	0.9	1.9	1.7
Interest expense, net	(1.3)	(1.2)	(5.1)	(4.6)
Other, net	—	—	(0.1)	(0.2)
Total other expense, net	(1.1)	(0.3)	(3.3)	(3.1)
Net income	$28.6	$27.2	$103.0	$86.4
Net income attributable to non-controlling interest	14.6	13.9	53.1	44.8
Net income attributable to Ciner Resources LP	$14.0	$13.3	$49.9	$41.6
Other comprehensive loss:
Income/(loss) on derivative financial instruments	1.3	(1.1)	(0.2)	(4.0)
Comprehensive income	29.9	26.1	102.8	82.4
Comprehensive income attributable to non-controlling interest	15.2	13.4	53.0	42.9
Comprehensive income attributable to Ciner Resources LP	$14.7	$12.7	$49.8	$39.5

Net income per limited partner unit:
Net income per limited partner units (basic)	$0.70	$0.67	$2.48	$2.08
Net income per limited partner units (diluted)	$0.70	$0.66	$2.48	$2.07
Weighted average limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.7	19.6	19.7	19.6
Weighted average limited partner units outstanding (diluted)	19.7	19.7	19.7	19.7

Cash distribution declared per unit	$0.567	$0.567	$2.268	$2.268

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$10.2	$30.2
Accounts receivable—affiliates	70.1	98.3
Accounts receivable, net	36.9	34.2
Inventory	22.3	19.8
Other current assets	2.0	1.8
Total current assets	141.5	184.3
Property, plant and equipment, net	266.7	249.3
Other non-current assets	26.4	19.6
Total assets	$434.6	$453.2
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$11.4
Accounts payable	17.6	14.5
Due to affiliates	2.6	3.0
Accrued expenses	44.4	27.7
Total current liabilities	64.6	56.6
Long-term debt	99.0	138.0
Other non-current liabilities	10.9	10.4
Total liabilities	174.5	205.0
Commitments and contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.7 units issued and outstanding at December 31, 2018 and December 31, 2017)	153.8	148.3
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at December 31, 2018 and December 31, 2017)	3.9	3.8
Accumulated other comprehensive loss	(3.8)	(3.7)
Partners’ capital attributable to Ciner Resources LP	153.9	148.4
Non-controlling interest	106.2	99.8
Total equity	260.1	248.2
Total liabilities and partners’ equity	$434.6	$453.2

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(In millions)	2018	2017

Cash flows from operating activities:
Net income	$103.0	$86.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	28.7	27.5
Impairment and loss on disposal of assets, net	—	1.6
Equity-based compensation expense	1.8	1.3
Other non-cash items	0.3	0.3
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	28.2	(37.7)
Accounts receivable, net	(2.7)	0.2
Inventory	(3.0)	0.5
Other current and other non-current assets	(0.2)	(0.2)
Increase/(decrease) in:
Accounts payable	2.4	1.7
Due to affiliates	(0.4)	(1.2)
Accrued expenses and other liabilities	4.1	(1.1)
Net cash provided by operating activities	162.2	79.3
Cash flows from investing activities:
Capital expenditures	(39.4)	(24.7)
Net cash used in investing activities	(39.4)	(24.7)
Cash flows from financing activities:
Borrowings on Ciner Wyoming credit facility	104.0	88.5
Repayments on Ciner Wyoming credit facility	(143.0)	(28.5)
Repayments on other long-term debt	(11.4)	(8.6)
Debt issuance costs	—	(1.1)
Common units surrendered for taxes	(0.3)	—
Distributions to common unitholders	(44.6)	(44.5)
Distributions to general partner	(0.9)	(0.9)
Distributions to non-controlling interest	(46.6)	(49.0)
Net cash used in financing activities	(142.8)	(44.1)
Net increase/(decrease) in cash and cash equivalents	(20.0)	10.5
Cash and cash equivalents at beginning of period	30.2	19.7
Cash and cash equivalents at end of period	$10.2	$30.2
Supplemental disclosure of cash flow information:
Interest paid during the period	5.1	4.1
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$14.0	$1.0

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per unit data)	2018	2017	2018	2017
Reconciliation of Adjusted EBITDA to net income:
Net income	$28.6	$27.2	$103.0	$86.4
Add backs:
Depreciation, depletion and amortization expense	7.0	6.9	28.4	27.1
Asset impairment charges	—	—	—	1.6
Interest expense, net	1.1	0.3	3.2	2.9
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	0.1	0.1	0.8
Equity-based compensation expense	0.3	0.4	1.8	1.3
Adjusted EBITDA	$37.0	$34.9	$136.5	$120.1
Less: Adjusted EBITDA attributable to non-controlling interest	18.5	17.3	68.3	60.4
Adjusted EBITDA attributable to Ciner Resources LP	$18.5	$17.6	$68.2	$59.7

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$18.5	$17.6	$68.2	$59.7
Less: Cash interest expense, net attributable to Ciner Resources LP	0.6	0.5	2.2	1.8
Less: Maintenance capital expenditures attributable to Ciner Resources LP	4.0	2.5	7.6	5.9
Distributable cash flow attributable to Ciner Resources LP	$13.9	$14.6	$58.4	$52.0

Cash distribution declared per unit	$0.567	$0.567	$2.268	$2.268
Total distributions to unitholders and general partner	$11.4	$11.4	$45.7	$45.6
Distribution coverage ratio	1.22	1.28	1.28	1.14

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$30.8	$34.1	$162.2	$79.3
Add/(less):
Amortization of long-term loan financing	—	(0.1)	(0.3)	(0.4)
Net change in working capital	5.2	0.5	(28.4)	37.8
Interest expense, net	1.1	0.3	3.2	2.9
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	0.1	0.1	0.8
Other non-cash items	(0.1)	—	(0.3)	(0.3)
Adjusted EBITDA	$37.0	$34.9	$136.5	$120.1
Less: Adjusted EBITDA attributable to non-controlling interest	18.5	17.3	68.3	60.4
Adjusted EBITDA attributable to Ciner Resources LP	$18.5	$17.6	$68.2	$59.7
Less: Cash interest expense, net attributable to Ciner Resources LP	0.6	0.5	2.2	1.8
Less: Maintenance capital expenditures attributable to Ciner Resources LP	4.0	2.5	7.6	5.9
Distributable cash flow attributable to Ciner Resources LP	$13.9	$14.6	$58.4	$52.0

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q4-2018	Q4-2018	Q3-2018	Q2-2018	Q1-2018	Q4-2017
Reconciliation of Adjusted EBITDA to net income:
Net income	$103.0	$28.6	$19.0	$34.5	$20.9	$27.2
Add backs:
Depreciation, depletion and amortization expense	28.4	7.0	7.3	7.3	6.8	6.9
Asset impairment charges	—	—	—	—	—	—
Interest expense, net	3.2	1.1	1.0	0.4	0.7	0.3
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.1	—	—	0.1	—	0.1
Equity-based compensation expense	1.8	0.3	0.5	0.6	0.4	0.4
Adjusted EBITDA	136.5	37.0	27.8	42.9	28.8	34.9
Less: Adjusted EBITDA attributable to non-controlling interest	68.3	18.5	14.0	21.4	14.4	17.3
Adjusted EBITDA attributable to Ciner Resources LP	$68.2	$18.5	$13.8	$21.5	$14.4	$17.6

Adjusted EBITDA attributable to Ciner Resources LP	$68.2	$18.5	$13.8	$21.5	$14.4	$17.6
Less: Cash interest expense, net attributable to Ciner Resources LP	2.2	0.6	0.8	0.5	0.3	0.5
Less: Maintenance capital expenditures attributable to Ciner Resources LP	7.6	4.0	1.3	1.4	0.9	2.5
Distributable cash flow attributable to Ciner Resources LP	$58.4	$13.9	$11.7	$19.6	$13.2	$14.6

Cash distribution declared per unit	$2.268	$0.567	$0.567	$0.567	$0.567	$0.567
Total distributions to unitholders and general partner	$45.7	$11.4	$11.4	$11.5	$11.4	$11.4
Distribution coverage ratio	1.28	1.22	1.03	1.70	1.16	1.28

CONTACTS:

Ciner Resources LP

Investor Relations
Ed Freydel
Vice President, Finance
(770) 375-2323
EFreydel@ciner.us.com